Exhibit 3.1

HUDSON PACIFIC PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

18,400,000 SHARES OF

4.750% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

NOVEMBER 15, 2021

Hudson Pacific Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article V of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors and a Pricing Committee of the Board of Directors classified and designated 8,400,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), as shares of a separate series of Preferred Stock to be known as the “4.750% Series C Cumulative Redeemable Preferred Stock,” with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall be made a part of Article V of the Charter with any necessary or appropriate changes to the enumeration or lettering of the sections or subsections thereof:

Section 1. Designation and Number. A series of Preferred Stock, designated the “4.750% Series C Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The number of shares of Series C Preferred Stock shall be 18,400,000.

Section 2. Rank. The Series C Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of Common Stock and any future classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series C Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series C Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series C Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” includes the Corporation’s stock of any class or series but does not include convertible or exchangeable debt securities, which will rank senior in right of payment to the Series C Preferred Stock prior to conversion or exchange.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock as to dividend rights, the holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 4.750% per annum of the $25.00 liquidation preference per share of the Series C Preferred Stock (equivalent to a fixed annual amount of $1.1875 per share of the Series C Preferred Stock). Such dividends shall accrue and be cumulative from and including the date any shares of Series C Preferred Stock are first issued (the “First Issue Date”), or, if later, the latest Dividend Payment Date (as defined below) to which cumulative dividends have been paid in full (or declared and the corresponding Dividend Record Date (as defined below) for determining stockholders entitled to payment thereof has passed), and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on or about March 31, 2022; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Corporation’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day; provided, further, that no dividends shall accrue on any share of Series C Preferred Stock for any Dividend Period (as defined below) having a Dividend Record Date (as defined below) before the date such share of Series C Preferred Stock was issued. The amount of any dividend payable on the Series C Preferred Stock for any period greater or less than a full Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records at the close of business on the Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each holder of an outstanding share of Series C Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series C Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on March 31, 2022. “Dividend Period” shall mean the respective periods commencing on and including the most recent Dividend Payment Date and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the First Issue Date and end on, but not include, March 31, 2022, and other than the Dividend Period during which any shares of Series C Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series C Preferred Stock being redeemed).

The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) or 3(f) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series C Preferred Stock for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with or junior to the Series C Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation, unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

(d) Except as provided in Section 3(f) below, when dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series C Preferred Stock, all dividends declared on the Series C Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series C Preferred Stock (which, for the avoidance of doubt, shall not include the redemption or repurchase of shares of any such class or series) shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior Dividend Periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

(e) Holders of shares of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided herein. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series C Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable.

(f) Notwithstanding the provisions of this Section 3 or Sections 5 or 6 and regardless of whether dividends are paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock or the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series C Preferred Stock for any or all Dividend Periods, the Corporation shall not be prohibited or limited from (i) paying dividends on any shares of stock of the Corporation in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series C Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution and winding up, (ii) converting or exchanging any shares of stock of the Corporation for shares of any other class or series of capital stock of the Corporation ranking junior to the Series C Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution and winding up, (iii) redeeming, purchasing or otherwise acquiring any shares of capital stock of the Corporation pursuant to the provisions of Article VI of the Charter or Section 5(c) or Section 9 of these Articles Supplementary, or any comparable provision of the Charter relating to any class or series of capital stock hereinafter classified and designated, or otherwise in order to ensure that the Corporation remains qualified as a REIT (as defined in Section 9(a) hereof), (iv) purchasing or acquiring shares of Series C Preferred Stock or Preferred Stock ranking on parity with the Series C Preferred Stock as to dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock and any such class or series of Preferred Stock or (v) redeeming, purchasing or acquiring shares of Common Stock made for purposes of and in compliance with the requirements of an employee incentive or benefit plan of the Corporation’s or any of the Corporation’s subsidiaries.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series C Preferred Stock, the holders of shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation and any class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series C Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to rights upon the Corporation’s liquidation, dissolution or winding up, on parity with the Series C Preferred Stock in the distribution of assets, then the holders of the Series C Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, merger or conversion of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series C Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5. Redemption.

(a) Shares of Series C Preferred Stock shall not be redeemable prior to November 16, 2026 except as set forth in Section 6 hereof or upon a determination of the Board of Directors that such redemption is necessary to preserve the status of the Corporation as a REIT as set forth in Section 5(c) below. In addition, the Series C Preferred Stock shall be subject to the provisions of Section 9 hereof pursuant to which Series C Preferred Stock owned by a stockholder in excess of the Series C Ownership Limit (as defined in Section 9(a) hereof) shall automatically be transferred to a Trust (as defined in Section 9(a) hereof) for the exclusive benefit of a Charitable Beneficiary (as defined in Section 9(a) hereof) and the other restrictions on ownership and transfer of the Corporation’s capital stock set forth in Article VI of the Charter.

(b) On and after November 16, 2026, the Corporation, at its option, upon notice in accordance with Section 5(e), may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 5(f), all accrued and unpaid dividends (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to this Section 5(b), the shares of Series C Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If redemption is to be by lot and, as a result, any holder of shares of Series C Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Series C Ownership Limit, the Aggregate Stock Ownership Limit or any applicable Series C Excepted Holder Limit (as defined in Section 9(a) hereof), or violate any of the other restrictions on ownership and transfer of the Corporation’s capital stock set forth in Section 9 hereof or Article VI of the Charter, because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold an amount of Series C Preferred Stock in excess of the Series C Ownership Limit, the Aggregate Stock Ownership Limit or any applicable Series C Excepted Holder Limit, or violate any of the other restrictions on ownership and transfer of the Corporation’s capital stock set forth in Section 9 hereof or Article VI of the Charter, subsequent to such redemption. Holders of Series C Preferred Stock to be redeemed shall surrender such Series C Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series C Preferred Stock pursuant to this Section 5 has been given (in the case of a redemption of the Series C Preferred Stock other than to preserve the status of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series C Preferred Stock and any class or series of parity Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid, or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series C Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(c) To the maximum extent permitted by applicable law and the Charter, (i) in the event of any redemption of the Series C Preferred Stock upon a determination by the Board of Directors that such redemption is necessary to preserve the status of the Corporation as a REIT, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 (other than the requirement in Section 5(b) that any redemption of fewer than all of the outstanding shares of Series C Preferred stock be pro rata or by lot), provided, that no prior written notice of redemption is required; and (ii) if the Corporation calls for redemption of any shares of Series C Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to but excluding the dated fixed for redemption.

(d) Except as provided in Section 3(f) above, unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods shall have been or contemporaneously are authorized and (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series C Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to the Series C Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series C Preferred Stock by the Corporation pursuant to the provisions of Article VI of the Charter or Section 5(c) or Section 9 of these Articles Supplementary, or otherwise in order to ensure that the Corporation remains qualified as a REIT (as defined in Section 9(a) hereof), or the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock and any class or series of Preferred Stock ranking on parity with the Series C Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the Corporation.

(e) Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series C Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series C Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series C Preferred Stock. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Corporation shall not be required to provide notice to the holder of Series C Preferred Stock in the event such holder’s Series C Preferred Stock is redeemed in accordance with Section 5(c) or Section 9 hereof or Article VI of the Charter to preserve the Corporation’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series C Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series C Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption has been given.

(g) All shares of the Series C Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 6. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, to redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus, subject to Section 6(d), accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. If, on or prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series C Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series C Preferred Stock will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the original issuance of the Series C Preferred Stock, each of the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) as a result of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity (or, if in connection with such transaction holders of Common Stock receive Alternative Form Consideration consisting of common equity securities of another entity, such other entity) has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American, LLC (the “NYSE AMER”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series C Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series C Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series C Preferred Stock; (viii) that the shares of Series C Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series C Preferred Stock to which the notice relates will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and each share of Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. Holders of Series C Preferred Stock to be redeemed shall surrender such Series C Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender.

If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series C Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series C Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Series C Ownership Limit, the Aggregate Stock Ownership Limit or any applicable Series C Excepted Holder Limit, or violate any of the other restrictions on ownership and transfer of the Corporation’s capital stock set forth in Section 9 hereof or Article VI of the Charter, because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold an amount of Series C Preferred Stock in excess of the Series C Ownership Limit, the Aggregate Stock Ownership Limit or any applicable Series C Excepted Holder Limit, or violate any of the other restrictions on ownership and transfer of the Corporation’s capital stock set forth in Section 9 hereof or Article VI of the Charter subsequent to such redemption.

(c) If (i) the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series C Preferred Stock and any class or series of parity Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid, or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series C Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series C Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series C Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption has been given.

(e) All shares of the Series C Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of shares of Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of Series C Preferred Stock and the holders of all other classes or series of preferred stock of the Corporation ranking on parity with the Series C Preferred Stock with respect to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”) and with which the holders of Series C Preferred Stock are entitled to vote together as a single class voting together as a single class, shall be entitled to vote for the election of a total of two additional directors to serve on the Board of Directors of the Corporation (the “Preferred Directors”) until all dividends accumulated and unpaid on such Series C Preferred for all past Dividend Periods and the then-current Dividend Period shall have been fully paid. At such time as the holders of Series C Preferred Stock become entitled to vote in the election of Preferred Directors, the number of directors serving on the Board of Directors will be increased automatically by two directors (unless the number of directors has previously been so increased pursuant to the terms of any class or series of Parity Preferred). For the purposes of determining whether a Preferred Dividend Default has occurred or is continuing, a dividend in respect of Series C Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(c) A Preferred Director will be elected by a plurality of the votes cast in the election of Preferred Directors and shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies, subject to Section 7(e) or such Preferred Director’s earlier death, disqualification, resignation or removal. The election of Preferred Directors will take place at (i) either (A) a special meeting of stockholders called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Corporation’s next annual meeting of stockholders or special meeting of stockholders at which Preferred Directors are to be elected or (B) the next annual meeting of stockholders or special meeting of stockholders at which Preferred Directors are to be elected if the request is received within 90 days of the date fixed for the Corporation’s next annual meeting of stockholders or special meeting of stockholders at which Preferred Directors are to be elected, and (ii) at each subsequent annual meeting of stockholders, or special meeting at which Preferred Directors are to be elected, until the right of holders of Series C Preferred Stock to elect Preferred Directors shall have terminated as specified in Section 7(e).

(d) At any time when holders of Series C Preferred Stock are entitled to vote in the election of Preferred Directors, the Secretary of the Corporation shall, unless the request is received more than 90 days before the date fixed for the Corporation’s next annual meeting of stockholders or special meeting of stockholders at which Preferred Directors are to be elected, call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series C Preferred Stock and Parity Preferred with which the holders of Series C Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, call a special meeting of stockholders for the purpose of electing Preferred Directors by mailing or causing to be mailed to the stockholders entitled to vote a notice of such special meeting of stockholders to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series C Preferred Stock entitled to notice of and to vote at such special meeting of stockholders will be the close of business on the third Business Day preceding the day on which such notice is mailed. The holder or holders of one-third of the outstanding shares of Series C Preferred Stock and Parity Preferred with which the holders of Series C Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, present in person or by proxy, will constitute a quorum for the election of Preferred Directors except as otherwise required by law. Notice of all meetings of stockholders at which holders of Series C Preferred Stock are entitled to vote in the election of Preferred Directors will be given to such holders at their addresses as they appear in the Corporation’s stock transfer records. At any such meeting or adjournment thereof, in the absence of a quorum, subject to the provisions of any applicable law, the affirmative vote of a majority of the holders of the Series C Preferred Stock and Parity Preferred with which the holders of Series C Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors present in person or by proxy, voting together as a single class, shall be sufficient to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting of stockholders for the purpose of electing Preferred Directors has been given but before such special meeting of stockholders has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series C Preferred Stock that would have been entitled to vote at such special meeting of stockholders.

(e) If and when all accumulated dividends on such Series C Preferred Stock for all past Dividend Periods and the then-current dividend period shall have been fully paid, the right of the holders of Series C Preferred Stock to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and, unless there are outstanding shares of Parity Preferred upon which like voting remain exercisable, the term of office of each Preferred Director so elected shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. If the rights of holders of Series C Preferred Stock to elect Preferred Directors have terminated in accordance with this Section 7(e) after any record date for the determination of stockholders entitled to vote in the election of such Preferred Directors but before the closing of the polls in such election, holders of Series C Preferred Stock outstanding as of such record date shall not be entitled to vote in such election of Preferred Directors. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series C Preferred Stock and the Parity Preferred then entitled to vote together as a single class in the election of Preferred Directors (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a plurality of the votes cast in the election of Preferred Directors. Each of the Preferred Directors shall be entitled to one vote on any matter before the Corporation’s board of directors.

(f) So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock and each other class or series of Parity Preferred with which the holders of Series C Preferred Stock are entitled to vote together as a single class on such matter (voting together as a single class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation (collectively, “Senior Capital Stock”) or reclassify any authorized shares of capital stock of the Corporation into Senior Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Capital Stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series C Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided however, with respect to the occurrence of any Event, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such Event, the Corporation may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series C Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any Event. In addition, if the holders of shares of Series C Preferred Stock receive the greater of the full trading price of the Series C Preferred Stock on the date of an Event or the $25.00 liquidation preference per share of the Series C Preferred Stock plus all accrued and unpaid dividends thereon to (but not including) the date of such Event pursuant to the occurrence of any Event, then such holders shall not have any voting rights with respect to such Event. If any Event would materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock disproportionately relative to other classes or series of Parity Preferred with which the holders of Series C Preferred Stock are entitled to vote together as a single class on such Event, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock, voting as a separate class, will also be required. Notwithstanding the foregoing, holders of shares of Series C Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, (B) any increase in the number of authorized shares of Series C Preferred Stock or the creation or issuance of any other class or series of capital stock or (C) any increase in the number of authorized shares of any other class or series of capital stock; provided that, in each case referred to in clause (A), (B) or (C) above, such capital stock ranks on parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Except as set forth herein, holders of the Series C Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series C Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series C Preferred Stock.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series C Preferred Stock may vote together as a single class with holders of all other classes or series of parity preferred stock (as expressly provided herein), each share of Series C Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion. The shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of outstanding shares of Series C Preferred Stock shall have the right, unless, on or prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series C Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series C Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series C Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 1.9121 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series C Preferred Stock shall receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of Common Stock that were voted in such an election (if electing between two types of consideration) or holders of a plurality of the shares of Common Stock that were voted in such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day fixed by the Corporation and set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 8(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series C Preferred Stock. In lieu of fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of Series C Preferred Stock of any holder that are converted, that holder shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price. If more than one share of Series C Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series C Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, on or prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series C Preferred Stock, the holder will not be able to convert shares of Series C Preferred Stock designated for redemption and such shares of Series C Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s web site, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(c) above to the holders of Series C Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series C Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Corporation (“DTC”).

(f) Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, on or prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series C Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series C Preferred Stock will be entitled to convert such shares of Series C Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Common Stock Ownership Limit as defined in Article VI of the Charter, the Aggregate Stock Ownership Limit, or such other limit as permitted by the Board of Directors pursuant to Section 9(i) hereof or Article VI of the Charter or violate any of the other restrictions on ownership and transfer of the Corporation’s capital stock set forth in Section 9 hereof or Article VI of the Charter.

(j) The shares of Series C Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as otherwise provided herein.

Section 9. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. For the purposes of Section 5, Section 6 and this Section 9, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” has the meaning set forth in Article VI of the Charter.

“Beneficial Ownership” shall mean the ownership of shares of Series C Preferred Stock by a Person, whether the interest in the shares of Series C Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Capital Stock” has the meaning set forth in Article VI of the Charter.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust, as determined pursuant to Section 9(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series C Preferred Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

“Market Price” on any date shall mean, with respect to any outstanding shares of Series C Preferred Stock, the Closing Price for the Series C Preferred Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Series C Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for the Series C Preferred Stock, in either case as reported in the principal Stock Exchange on which the Series C Preferred Stock is listed or admitted to trading or, if the Series C Preferred Stock is not listed or admitted to trading on any Stock Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Series C Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Series C Preferred Stock selected by the Board of Directors or, in the event that no trading price is available for the Series C Preferred Stock, the fair market value of the Series C Preferred Stock, as determined in good faith by the Board of Directors.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 9(b), would Beneficially Own or Constructively Own shares of Series C Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Series C Excepted Holder” means a stockholder of the Corporation for whom a Series C Excepted Holder Limit is created by these Articles Supplementary or by the Board of Directors pursuant to Section 9(i)(i).

“Series C Excepted Holder Limit” means for each Series C Excepted Holder, the percentage limit established by the Board of Directors pursuant to Section 9(i)(i) which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of Series C Preferred Stock provided that the affected Series C Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 9(i)(i) and subject to adjustment pursuant to Sections 9(i)(iv) and 9(i)(v).

“Series C Ownership Limit” shall mean 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of Series C Preferred Stock. The number and value of shares of outstanding Series C Preferred Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Series C Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors determines pursuant to Section 4.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Series C Preferred Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Stock Exchange” shall mean any national securities exchange or automated inter-dealer quotation system.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of the Series C Preferred Stock or the right to vote or receive dividends on the Series C Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series C Preferred Stock or any interest in Series C Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of the Series C Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean each of the trusts provided for in Section 9(c).

“Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b) Restriction on Ownership and Transfers.

(i) Prior to the Series C Restriction Termination Date, but subject to Section 9(k), (1) no Person other than a Series C Excepted Holder shall Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Series C Ownership Limit and (2) no Series C Excepted Holder shall Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Series C Excepted Holder Limit for such Series C Excepted Holder. Without limitation of the application of any other provision of this Section 9, it is expressly intended that the restrictions on ownership and Transfer described in this Section 9(b)(i) shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for shares of Series C Preferred Stock of the Corporation.

(ii) Unless such shares of Series C Preferred Stock are required, pursuant to the provisions of Article VI of the Charter, to be transferred to the trust provided for in that Article (in which case, the provisions of such Article VI shall apply), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of any Stock Exchange) occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series C Preferred Stock in violation of Section 9(b)(i), (A) then that number of shares of Series C Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9(b)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares or (B) if, for any reason, the transfer to the Trust described in clause (A) of this sentence is not automatically effective to prevent the violation of Section 9(b)(i), then the Transfer of that number of shares of Series C Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares. In determining which shares of Series C Preferred Stock are to be transferred to a Trust in accordance with this Section 9(b)(ii), shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Section 9(h)) and, to the extent not inconsistent therewith, on a pro rata basis.

(iii) To the extent that, upon a transfer of shares of Series C Preferred Stock pursuant to Section 9(b)(ii), a violation of any provision of Section 9(b)(i) would nonetheless be continuing, then shares of Series C Preferred Stock shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 9(b)(i) hereof.

(c) Transfers of Series C Preferred Stock in Trust.

(i) Upon any purported Transfer or other event described in Section 9(b)(ii) that would result in a transfer of shares of Series C Preferred Stock to a Trust, such shares of Series C Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 9(b)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9(c)(vi).

(ii) Shares of Series C Preferred Stock held by the Trustee shall be issued and outstanding shares of Series C Preferred Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of the Series C Preferred Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares of Series C Preferred Stock held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Series C Preferred Stock held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Series C Preferred Stock.

(iii) The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series C Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series C Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to the Series C Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Series C Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (A) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Series C Preferred Stock have been transferred to the Trustee and (B) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 9, until the Corporation has received notification that the Series C Preferred Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Corporation that shares of Series C Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series C Preferred Stock held in the Trust to a Person or Persons, designated by the Trustee, whose ownership of the shares of Series C Preferred Stock will not violate the ownership limitations set forth in Section 9(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Prohibited Owner shall receive the lesser of (A) the price paid by the Prohibited Owner for the shares of Series C Preferred Stock or, if the Prohibited Owner did not give value for the shares of Series C Preferred Stock in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of such shares of Series C Preferred Stock on the day of the event causing the transfer of such shares of Series C Preferred Stock to be held in the Trust and (B) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series C Preferred Stock held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of such Series C Preferred Stock have been transferred to the Trustee, such shares of Series C Preferred Stock are sold by a Prohibited Owner, then (1) such shares of Series C Preferred Stock shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the Prohibited Owner received an amount for such shares of Series C Preferred Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Shares of Series C Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other transaction, the Market Price of such shares of Series C Preferred Stock at the time of such devise, gift or other transaction) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Series C Preferred Stock held in the Trust pursuant to Section 9(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(vi) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series C Preferred Stock held in the Trust would not violate the restrictions set forth in Section 9(b)(i) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 9(b)(ii) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

(d) Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 9(b) or that a Person intends to acquire, or has attempted to acquire, Beneficial Ownership or Constructive Ownership of any shares of Series C Preferred Stock in violation of Section 9(b) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect or to prevent such Transfer or other event, including, but not limited to, causing the Corporation to redeem shares of Series C Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 9(b) shall automatically result in the transfer to the Trust as described in Section 9(b)(ii), or, where applicable, such Transfer (or other event) shall be void ab initio irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series C Preferred Stock that will or may violate Section 9(b)(i), or any Person who would have owned shares of Series C Preferred Stock that resulted in a transfer to the Trust under Section 9(b)(ii), shall immediately give written notice to the Corporation of such event, or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(f) Owners Required To Provide Information. Prior to the Series C Restriction Termination Date each owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Series C Preferred Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Series C Preferred Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and Series C Ownership Limit. In addition, each Person who is a Beneficial Owner or Constructive Owner of Series C Preferred Stock and each Person (including the stockholder of record) who is holding Series C Preferred Stock for a Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation such information that the Corporation may request to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 4.7 of the Charter) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in Section 9(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it. In the event Section 9 requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9(c)) acquired Beneficial or Constructive Ownership of shares of shares of Series C Preferred Stock in violation of Section 9(b)(i), such remedies (as applicable) shall apply first to the shares of Series C Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series C Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series C Preferred Stock based upon the relative number of the shares of Series C Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 6.2.1(a)(ii) of the Charter, the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit or the Series C Ownership Limit, as the case may be, or may establish or increase a Series C Excepted Holder Limit for such Person if:

(A) the Board of Directors determines, based on such representations and undertakings from such Person to the extent required by the Board of Directors and as are reasonably necessary to ascertain, that such exemption will not cause any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit; and

(B) the Board of Directors determines that such Person does not and will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board of Directors obtains such representations and undertakings from such Person to the extent required by the Board of Directors as are reasonably necessary to ascertain this fact (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation).

(ii) Prior to granting any exception pursuant to Section 9(i)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii) Subject to Section 6.2.1(a)(ii) of the Charter, to the extent that an underwriter participates in a public offering, private placement or other private offering of Series C Preferred Stock (or securities convertible into or exchangeable for Series C Preferred Stock), such Person may Beneficially Own or Constructively Own shares of Series C Preferred Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Series C Ownership Limit, the Aggregate Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(iv) The Board of Directors may only reduce the Series C Excepted Holder Limit for a Series C Excepted Holder: (i) with the written consent of such Series C Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series C Excepted Holder in connection with the establishment of the Series C Excepted Holder Limit for that Series C Excepted Holder. No Series C Excepted Holder Limit shall be reduced to a percentage that is less than the Series C Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.

(v) Subject to Section 6.2.1(a)(ii) of the Charter and the rest of this Section 9(i)(v), the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Series C Ownership Limit for one or more Persons; provided, however, that a decreased Series C Ownership Limit will not be effective for any Person who Beneficially Owns or Constructively Owns, as applicable, shares of Series C Preferred Stock in excess of such decreased Series C Ownership Limit at the time such limit is decreased, until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Series C Preferred Stock, as applicable, equals or falls below the decreased Series C Ownership Limit, but any further acquisition of shares of Series C Preferred Stock or increased Beneficial Ownership or Constructive Ownership of shares of Series C Preferred Stock will be in violation of the Series C Ownership Limit and, provided further, that the new Series C Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Series C Preferred Stock.

(j) Legends. Each certificate representing shares of Series C Preferred Stock shall bear substantially the following legend in lieu of the legend required by Article VI of the Charter and in addition to any legends required to comply with federal and state securities laws:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Series C Preferred Stock in excess of the Series C Ownership Limit unless such Person is a Series C Excepted Holder (in which case the Series C Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Series C Preferred Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is a Series C Excepted Holder or an Excepted Holder (in which case the Series C Excepted Holder Limit or Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Series C Preferred Stock that could result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Series C Preferred Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Series C Preferred Stock which causes or may cause a Person to Beneficially or Constructively Own shares of Series C Preferred Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Series C Preferred Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series C Preferred Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office. Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

(k) Stock Exchange Transactions. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of any applicable Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

(l) Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.

(m) Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(n) Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 10. No Conversion Rights. The shares of Series C Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 12. No Maturity or Sinking Fund. The Series C Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series C Preferred Stock; provided, however, that the Series C Preferred Stock owned by a stockholder in violation of the restrictions on ownership and transfer of the Corporation’s stock set forth in Section 9 or Article VI of the Charter shall be subject to the provisions thereof.

Section 13. Exclusion of Other Rights. The Series C Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16. No Preemptive Rights. No holder of Series C Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

FOURTH: The Series C Preferred Stock have been classified and designated by the Board of Directors under the authority contained in Article V of the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH: The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President as of the date first written above.

HUDSON PACIFIC PROPERTIES, INC.

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	President and Treasurer

ATTEST:

HUDSON PACIFIC PROPERTIES, INC.

By:	/s/ Kay L. Tidwell
Name:	Kay L. Tidwell
Title:	General Counsel, Chief Risk Officer and Secretary

[Signature Page to Articles Supplementary]